Exhibit 99.2
Repros Therapeutics Inc. Announces That Proellex® Shows No Adverse Cardiac Effects In
A Pilot Trial
THE WOODLANDS, Texas—(BUSINESS WIRE) May, 12, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released encouraging results from its pilot study of the potential for adverse cardiac events associated with administration of doses of Proellex up to four times higher than the intended marketed dose. The study was designed to assess the potential for QT prolongation, an indicator of potential adverse cardiac effects and a major safety consideration for the FDA.
Study Results
In preparation for conducting a thorough QT study (TQT), Repros has completed a pilot trial dosing healthy female volunteers for seven days with Proellex 200 mg. Formal QT studies are dosed for five days. This Proellex dose is 4 to 8 times the dose shown to be effective in our uterine fibroid and endometriosis trials. Subjects all had baseline electrocardiograms (ECGs) and blood tests for safety and were dosed with Proellex 200 mg daily for 7 days. ECGs were done at baseline and 2 hours after dosing on days 1, 3, 5, and 7. In addition Proellex pharmacokinetic assessments were performed at frequent intervals on Days 1 and 7 for 24 and 36 hours respectively. Analysis of the ECGs on days 1, 3, 5 and 7 of dosing showed that compared with baseline the change in QTc interval at 2 hours, which approximates the maximum blood concentration after dosing, was 0.20, -2.71, 4.00 and -5.33 milliseconds (ms) respectively. Mean (SD) QTc intervals at baseline and Day 7 were 409.2 (11.34) and 406.67 (9.29) respectively. None of the measurements during treatment were statistically different from each other or baseline. Mean Proellex blood levels at 2 hours after dosing on Days 1 and 7 were 824 and 2121.7 ng/mL respectively. The increasing blood concentration over the 7 days of exposure is due to the fact that the compound has a half life of 17 hours. Despite this increase in Proellex concentration over 7 days the QTc did not change.
Dr. Andre van As, Chief Medical Officer of Repros commented, “Although this was a small pilot study to determine the highest tolerable dose of Proellex in preparation for the TQT study, the data showed that the QTc did not exceed 5ms at any time in the face of increasing blood concentrations. These blood levels are significantly higher than has been achieved with the highest dose we have used in clinical trials to date (50 mg), which suggests that Proellex has a good safety margin. In addition there were no other ECG abnormalities. ECGs from our other clinical studies, read by an independent cardiac reference laboratory, have shown no adverse effects or QTc prolongation. The fact that Proellex is very highly protein bound in the plasma (>97%) is important in determining its safety as this prevents the accumulation of drug in critical tissues such as the heart. The dose used in this study is four times higher than our highest intended marketed dose of 50 mg. We are proceeding with our planning for the TQT study.”
Background Information on QT Interval
Some non-antiarrhythmic drugs delay electrical repolarization of the heart muscle, an effect that can be measured as prolongation of the QT interval on a routine electrocardiogram (ECG). A delay in cardiac repolarization, and a prolongation of the QT interval, creates an electrophysiological environment in the heart muscle that favors the development of irregularities of heart rhythm, most significantly Torsade de Pointes (TdP), which can result in ventricular fibrillation leading to sudden death. Because of its inverse relationship to heart rate, the measured QT interval is routinely corrected by means of various formulae, to a value known as the QTc interval that is less heart rate dependent. The FDA has clear guidelines for an extensive placebo and active controlled study to examine the effect of drugs on cardiac rhythm and this is referred to as a “thorough QT/QTc study” (TQT) which is conducted in healthy volunteers. Drugs that prolong the mean QT/QTc interval by >20 ms have a substantially increased likelihood of being pro-arrhythmic and therefore represent increased safety risk. On the other hand a QTc prolongation of 5ms or less is unlikely to be associated with arrhythmias.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski
President & CEO

(281) 719-3447